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                                                                       EXHIBIT 8



                                  May 10, 1999



Carolina Power & Light Company
411 Fayetteville Street Mall
Raleigh, NC 27601

North Carolina Natural Gas Corporation
150 Rowan Street
P.O. Box 909
Fayetteville, NC 28301


                 Merger of Carolina Acquisition Corporation Into
                     North Carolina Natural Gas Corporation
                       Certain Federal Income Tax Matters


Ladies and Gentlemen:

         We have acted as counsel to Carolina Power & Light Company ("CP&L"), a North Carolina corporation, in connection with the proposed merger (the "Merger") of Carolina Acquisition Corporation ("Merger Subsidiary"), a Delaware corporation and wholly-owned subsidiary of CP&L, with and into North Carolina Natural Gas Corporation ("NCNG"), a Delaware corporation, pursuant to the Agreement and Plan of Merger dated as of November 10, 1998, as amended and restated as of April 22, 1999, among CP&L, Merger Subsidiary, and NCNG (the "Agreement"). Any capitalized term used but not defined in this letter has the meaning given that term in the Agreement.

         NCNG's only class of stock outstanding is common stock. Each share of NCNG common stock also represents a stock purchase right issued pursuant to the NCNG Rights Agreement dated as of October 7, 1997. Future references herein to NCNG common stock refer to both the common stock and such rights. In the Merger, each outstanding share of NCNG common stock (other than any shares held by CP&L or NCNG) will be converted into a fraction of a share of CP&L common stock according to an exchange ratio based on the Market Price of the CP&L common stock; however, the maximum exchange ratio will be 0.8594 of a share of CP&L common stock and the minimum exchange ratio will be 0.7032 of a share of CP&L common stock. If the Closing Date is after November 10, 1999, the exchange ratio is to be adjusted. CP&L will not issue any fractional share to NCNG



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Carolina Power & Light Company
North Carolina Natural Gas Corporation
May 10, 1999
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shareholders who otherwise would be entitled to receive a fractional share of
CP&L common stock upon the exchange of shares of NCNG common stock. Instead, the Exchange Agent will sell (on behalf of such shareholders) whole shares representing the aggregate of such fractional shares in the market and deliver the allocable portion of the sale proceeds to each such shareholder.

         You have requested our opinion concerning certain federal income tax consequences of the Merger. In giving this opinion, we have reviewed the Agreement, the Form S-4 Registration Statement under the Securities Act of 1933 relating to the Merger (the "S-4"), and such other documents as we have considered necessary. In addition, we have been advised by appropriate officers of CP&L and NCNG as follows:

         1. The fair market value of the CP&L common stock (including any fractional share interest) received by an NCNG shareholder in exchange for NCNG common stock will be approximately equal to the fair market value of NCNG common stock surrendered in the exchange.

         2. None of the compensation received by any shareholder-employee of NCNG will be separate consideration for, or allocable to, any shares of NCNG common stock; none of the shares of CP&L common stock received by any shareholder-employee in the Merger will be separate consideration for, or allocable to, any employment agreement; and except for severance payments made pursuant to employment agreements or otherwise to NCNG employees whose employment is terminated, the compensation paid to any shareholder-employee will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

         3. The payment of cash in lieu of fractional shares of CP&L common stock is solely for the purpose of avoiding the expense and inconvenience to CP&L of issuing fractional shares and does not represent separately bargained-for consideration.

         4. No share of NCNG common stock has been or will be redeemed directly or indirectly (including, without limitation, through a partnership) by NCNG or acquired directly or indirectly (including, without limitation, through a partnership) by any subsidiary of NCNG in anticipation of the Merger, and NCNG has not made and will not make any extraordinary distribution with respect to its stock in anticipation of the Merger.

         5. There is no plan or intention for CP&L or any subsidiary of CP&L to acquire directly or indirectly (including, without limitation, through a partnership) or to make any extraordinary distribution with respect to any of the CP&L common stock issued in the


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North Carolina Natural Gas Corporation
May 10, 1999
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Merger, except that such CP&L common stock might be acquired by a holding company that may be formed after the Merger as described below. In addition, CP&L might purchase some shares of its common stock in open market transactions before and after the Merger, but CP&L will not solicit the purchase of any shares of CP&L common stock from any former shareholders of NCNG.

         6. If a holding company is formed after the Merger, the holding company will acquire all of the then outstanding CP&L common stock (including shares of CP&L common stock issued to NCNG shareholders in the Merger) solely in exchange for holding company voting common stock, and after that share exchange, the holding company will own all the issued and outstanding common stock of CP&L.

         7. If a holding company acquires all the outstanding CP&L common stock after the Merger, there will be no plan or intention for the holding company to dispose of any shares of CP&L common stock or for CP&L to issue additional shares of its stock that would result in the holding company's owning less than 80 percent of (a) the total combined voting power of all classes of CP&L voting stock, (b) each class of CP&L nonvoting stock, or (c) the total fair market value of all the outstanding stock of CP&L.

         8. If a holding company acquires all the outstanding CP&L common stock after the Merger, there will be no plan or intention for the holding company or any subsidiary of the holding company to acquire directly or indirectly (including, without limitation, through a partnership) or make any extraordinary distribution with respect to any of the holding company stock issued in exchange for the CP&L common stock, except that the holding company might purchase some shares of its common stock in open market transactions. The holding company will not solicit the purchase of any shares of holding company common stock from any former shareholder of NCNG.

         9. Neither CP&L nor any subsidiary of CP&L (a) owns any shares of NCNG common stock or (b) has acquired or will acquire directly or indirectly (including, without limitation, through a partnership) any shares of NCNG common stock in anticipation of the Merger.

         10. Following the Merger, NCNG will hold (a) at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by NCNG immediately before the Merger and (b) at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Merger Subsidiary immediately before the Merger. For this purpose, amounts paid by NCNG



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North Carolina Natural Gas Corporation
May 10, 1999
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or Merger Subsidiary for expenses related to the Merger and any redemptions and distributions (except for regular, normal dividends) made in connection with the Merger will be included as assets held by NCNG or Merger Subsidiary, as appropriate, immediately before the Merger, but any assets transferred to Merger Subsidiary by CP&L in connection with the Merger are not taken into account.

         11. On the effective date of the Merger, the fair market value of NCNG's assets will exceed the sum of NCNG's liabilities plus the amount of liabilities, if any, to which its assets are subject.

         12. Following the Merger, NCNG will continue its historic business or use a significant portion of its historic business assets in a business.

         13. The liabilities of Merger Subsidiary, if any, that will be assumed by NCNG and the liabilities, if any, to which assets of Merger Subsidiary are subject were incurred by Merger Subsidiary in the ordinary course of business. Merger Subsidiary holds, and will hold, only those assets necessary for it to effect the Merger.

         14. There is no indebtedness existing between (a) NCNG or any subsidiary of NCNG and (b) CP&L, Merger Subsidiary, or any other subsidiary of CP&L, except for accounts receivable for sales of gas and electricity between NCNG (or its subsidiaries) and CP&L (or its subsidiaries) in the ordinary course of business.

         15. CP&L has paid or will pay its expenses and Merger Subsidiary's expenses, and NCNG has paid or will pay its expenses, incurred in connection with the Merger. NCNG shareholders will pay their expenses, if any, incurred in connection with the Merger.

         16. CP&L owns, and immediately before the Merger will own, all the outstanding shares of stock of Merger Subsidiary.

         17. After the Merger, NCNG will not issue additional shares of its stock that would result in CP&L's owning less than 80 percent of (a) the total combined voting power of all classes of NCNG voting stock, (b) each class of NCNG nonvoting stock, or (c) the total fair market value of all the outstanding stock of NCNG.

         18. Neither CP&L nor NCNG has any plan or intention (a) to liquidate NCNG, (b) to merge NCNG into another entity, (c) to sell or otherwise dispose of any of NCNG's assets (except for dispositions made in the ordinary course of business and other dispositions that will be consistent with paragraph ten above), or (d) to sell or otherwise dispose of any stock of NCNG, except that, if a holding company for CP&L is formed after the Merger, CP&L might decide to transfer the NCNG stock to the holding company provided that CP&L first


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North Carolina Natural Gas Corporation
May 10, 1999
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obtains a ruling from the Internal Revenue Service or an opinion of counsel that such a transfer will not adversely affect the qualification of the Merger as a reorganization.

         19. For each of CP&L, Merger Subsidiary, and NCNG, less than 50 percent of the fair market value of its adjusted total assets consists of stock and securities. For purposes of the preceding sentence, (a) a corporation's adjusted total assets exclude cash, cash items (including accounts receivable and cash equivalents), and United States government securities and (b) a corporation's adjusted total assets exclude stock and securities issued by any subsidiary at least 50 percent of the voting power or 50 percent of the total fair market value of the stock of which is owned by the corporation, but the corporation is treated as owning directly a ratable share (based on the percentage of the fair market value of the subsidiary's stock owned by the corporation) of the assets owned by any such subsidiary.

         20. At all times during the five-year period ending on the effective date of the Merger, no NCNG shareholder that is a nonresident alien or foreign entity has owned directly or indirectly of record or, to the knowledge of NCNG, beneficially more than five percent of the outstanding NCNG common stock.

         21. Either (a) no shares of NCNG common stock, if any, that were acquired in connection with the performance of services are subject to a substantial risk of forfeiture within the meaning of section 83(c) of the Internal Revenue Code (the "Code") or (b) any shares of CP&L common stock received in exchange for shares of NCNG common stock that were acquired in connection with the performance of services and are subject to a substantial risk of forfeiture within the meaning of section 83(c) of the Code will be subject to substantially the same risk of forfeiture after the Merger.

         22. No outstanding NCNG common stock acquired in connection with the performance of services was or will have been acquired within six months before the effective date of the Merger by any person subject to section 16(b) of the Securities Exchange Act of 1934 other than pursuant to an award (a) granted in a transaction that satisfies the requirements under S.E.C. Rule 16b-3 or (b) granted more than six months before the effective date of the Merger.

         23. Since April 16, 1997, NCNG has not distributed to its shareholders or security holders stock or securities of a controlled corporation in a transaction to which section 355(a) of the Code applies.

         On the basis of the foregoing, and assuming that the Merger will be consummated in accordance with the Agreement, we are of the opinion that (under existing law) for federal


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Carolina Power & Light Company
North Carolina Natural Gas Corporation
May 10, 1999
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income tax purposes the Merger will be a reorganization within the meaning of section 368(a) of the Code, and CP&L, Merger Subsidiary, and NCNG each will be a "party to a reorganization" within the meaning of section 368(b) of the Code.

         We are also of the opinion that the material federal income tax consequences of the Merger to NCNG shareholders are fairly summarized in the S-4 under the headings "Summary--Important Federal Income Tax Consequences" and "The Merger--Certain Federal Income Tax Consequences."

         Except as set forth above, we express no opinion regarding any tax consequences of the Merger. This opinion may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our prior written consent. We consent to the use of this opinion as an exhibit to the S-4 and to the references to this firm in the S-4 under the aforementioned headings and under the heading "Legal Matters." In giving this consent, we do not admit that we are within the category of persons whose consent is required by section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

                                          Very truly yours,

                                          /s/

                                          Hunton & Willams